Exhibit 3.1
ATTORNEY WORK PRODUCT
PRIVILEGED AND CONFIDENTIAL
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF DIGITALGLOBE, INC.

Pursuant to Sections 242 and 245 of the
Delaware General Corporation Law

          DigitalGlobe, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows:
     1. The name of the Corporation is DigitalGlobe, Inc. The Corporation was originally incorporated under the name Earthwatch, Incorporated. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on August 21, 1995.
     2. This Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and by the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the GCL.
     3. This Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.
     4. The text of the Certificate of Incorporation is restated in its entirety as follows:
     FIRST: The name of the Corporation is DigitalGlobe, Inc.
     SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

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     FOURTH: (a) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is Three Hundred Twenty-Four Million (324,000,000) shares of capital stock, consisting of (i) Two Hundred Fifty Million (250,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”), (ii) Seventy-Four Million (74,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).
     (b) Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock is as follows:
(1)	Each holder of record of shares of Common Stock shall be entitled to vote at all meetings of the stockholders and shall have one vote for each share held by such holder of record.

(2)	Subject to the prior rights of the holders of all classes or series of stock at the time outstanding having prior rights as to dividends, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation (the “Board of Directors”), out of the assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

(3)	Subject to the prior rights of creditors of the Corporation and the holders of all classes or series of stock at the time outstanding having prior rights as to distributions upon liquidation, dissolution or winding up of the Corporation, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares of Common Stock shall be entitled to receive their ratable and proportionate share of the remaining assets of the Corporation.

(4)	No holder of shares of Common Stock shall have cumulative voting rights.

(5)	No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.
     (c) Preferred Stock. The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends

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payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.
     (d) Designation of Series and Number of Shares. The following series of Preferred Stock is created hereby: Fifty million (50,000,000) shares of 8.5% Cumulative Convertible Redeemable Preferred Stock Due 2009, Series C, par value $0.001 per share (the “Series C Preferred Stock”) with the rights, preferences and restrictions set forth in Appendix I.
     (e) Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.
     FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
     (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
     (b) The Board of Directors shall consist of not less than one or more than fifteen members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.
     (c) The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2009 annual meeting; the term of the initial Class II directors shall terminate on the date of the 2010 annual meeting; and the term of the initial Class III directors shall terminate on the date of the 2011 annual meeting. At each succeeding annual meeting of stockholders beginning in 2009, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy

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resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.
     (d) Any director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors.
     (e) A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.
     (f) Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such terms.
     (g) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.
     (h) Unless otherwise required by law, special meetings of stockholders, for any purpose or purposes, may be called at any time by either (i) the Chairman, if there be one, (ii) the President, (iii) or the Chief Executive Officer, if there be one, and shall be called by any such officer at the request in writing of (i) the Board of Directors, or (ii) a committee of the Board of Directors that has been designated by the Board of Directors and whose powers include

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the authority to call such meeting. The ability of stockholders to call a special meeting of stockholders is specifically denied.
     SIXTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
     SEVENTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article SEVENTH.
     The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH to directors and officers of the Corporation.
     The rights to indemnification and to the advance of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Restated Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.
     Any repeal or modification of this Article SEVENTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
     EIGHTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied.

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     NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.
     TENTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s By-Laws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation’s By-Laws. The Corporation’s By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the shares entitled to vote at an election of directors.
     ELEVENTH: Subject to applicable law and notwithstanding any other provision of this Restated Certificate of Incorporation to the contrary, outstanding shares of stock of the Corporation shall always be subject to redemption by the Corporation, by action of the Board of Directors, if in the judgment of the Board of Directors such action should be taken, pursuant to Section 151(b) of the GCL or any other applicable provision of law, to the extent necessary to prevent the loss or secure the reinstatement of any license or franchise from any governmental agency held by the Corporation or any of its subsidiaries to conduct any portion of the business of the Corporation or any of its subsidiaries, which license or franchise is conditioned upon some or all of the holders of the Corporation’s stock possessing prescribed qualifications. The terms and conditions of such redemption shall be as follows:
     (a) The redemption price of the shares to be redeemed pursuant to this Article ELEVENTH shall be determined by the Board of Directors and shall be equal to the Fair Market Value (as defined herein) of such shares or, if such shares were purchased by one or more Disqualified Holders (as defined herein) within one year of the Redemption Date (as defined herein), the lesser of (i) the Fair Market Value of such shares and (ii) the purchase price paid by such Disqualified Holder for such shares; provided, however that the Board of Directors may specify a different redemption price in any resolution or resolutions providing for the issuance of any shares of Preferred Stock.
     (b) At the election of the Corporation, the redemption price of such shares may be paid in cash, notes, Redemption Securities (as defined herein) or any combination thereof. Any notes issued to a Disqualified Holder pursuant to this section (b) of Article ELEVENTH shall be unsecured notes of the Corporation, shall be subordinated to all existing and future indebtedness of the Corporation, shall mature on the fifth anniversary of the date of the Redemption Date and shall accrue interest at a rate initially equal to the prime rate of interest as published in The Wall Street Journal (the “Prime Rate”) on the business day immediately prior to the Redemption Date through the end of the calendar quarter in which the Redemption Date occurs and for each calendar quarter thereafter at the Prime Rate published on the last business day of the preceding calendar quarter.
     (c) To the extent that the qualifications of more than one Disqualified Holder cause the lack of compliance with the applicable license or franchise, but compliance by fewer

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than all of such Disqualified Holders would address the deficiency, the Board of Directors may in its discretion elect which Disqualified Holders shall be subject to redemption and shall be under no obligation to effectuate a redemption pro rata among all such Disqualified Holders.
     (d) At least 30 days’ prior written notice of the Redemption Date (or such lesser time as to not cause undue jeopardy to the retention or restatement of the applicable license or franchise) shall be given to any Disqualified Holder of shares selected to be redeemed (unless waived in writing by any such holder), provided that the Redemption Date may be the date on which written notice shall be given to such holder if the cash, notes or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such holder and subject to immediate withdrawal by it upon surrender of the stock certificates formerly representing the shares redeemed. Notwithstanding the foregoing, if following receipt of such written notice and prior to the Redemption Date, in the reasonable opinion of the Board of Directors, the Disqualified Holder takes such actions as may be required to make its ownership of the Corporation’s stock compliant with the prescribed qualifications of the applicable license or franchise, and if the Corporation does not take such actions necessary to cause the Redemption Date to be the date on which such written notice is given, than the Corporation shall not be obligated to redeem such shares.
     (e) From and after the Redemption Date, any and all rights of whatever nature that any Disqualified Holder may have with respect to any shares selected for redemption (including, without limitation, any rights to vote or participate in dividends declared on stock of the same class or series as such shares) shall cease and terminate, and such Disqualified Holder shall thenceforth be entitled only to receive, with respect to such shares, the cash, notes or Redemption Securities payable upon redemption.
     (f) If a redemption becomes effective, the Disqualified Holder shall indemnify and reimburse the Corporation for all direct and indirect costs and expenses, including attorney’s fees, incurred by the Corporation in performing its obligations and exercising its rights under this Article ELEVENTH.
     (g) The Board of Directors may also impose additional terms and conditions in connection with any redemption under this Article ELEVENTH.
     (h) For purposes of this Article ELEVENTH:
(i)	“Disqualified Holder” shall mean any holder of shares of stock of the Corporation whose holding of such stock, either individually or when taken together with the holding of shares of stock of the Corporation by any other holders, may result, in the judgment of the Board of Directors, in the loss of, or the failure to secure the reinstatement of, any license or franchise from any governmental agency held by the Corporation or any of its subsidiaries to conduct any portion of the business of the Corporation or any of its subsidiaries.

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(ii)	“Fair Market Value” of a share of the Corporation’s stock of any class or series shall mean the average Closing Price (as defined herein) for such a share for each of the 45 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to paragraph (d) of this Article ELEVENTH; provided, however, that if shares of stock of such class or series are not traded on any securities exchange or in the over-the-counter market, “Fair Market Value” shall be determined by the Board of Directors in good faith. “Closing Price” on any day means the reported closing sales price or, in case no such sale takes place, the average of the reported closing bid and asked prices on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation for such stock on any system then in use, or if no such prices or quotations are available, the fair market value on the day in question as determined by the Board of Directors in good faith.

(iii)	“Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the Corporation pursuant to this Article ELEVENTH.

(iv)	“Redemption Securities” shall mean any debt or equity securities of the Corporation, any of its subsidiaries or any other entities, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to paragraph (d) of this Article ELEVENTH, at least equal to the price required to be paid pursuant to paragraph (a) of this Article ELEVENTH (assuming for purposes of such valuation, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and trading under normal conditions).
This Article ELEVENTH shall not apply to any shares of Series C Preferred Stock.

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     TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed in this Restated Certificate of Incorporation, the Corporation’s By-Laws or the GCL, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that, notwithstanding any other provision of this Restated Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Restated Certificate of Incorporation inconsistent with the purpose and intent of Articles FIFTH, EIGHTH, TENTH, ELEVENTH of this Restated Certificate of Incorporation or this Article TWELFTH.

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     IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed on its behalf this [     ] day of [     ], 2008.

DIGITALGLOBE, INC.
By:
Name:
Title:

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APPENDIX I
1. A. Rights, Preferences and Restrictions of the Series C Preferred Stock. The Series C Preferred Stock shall have the voting, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as follows:
(i)	Designation. The series of preferred stock established hereby shall be designated the “8.5% Cumulative Convertible Redeemable Preferred Stock due 2009, Series C” (and shall be referred to herein as the “Series C Preferred Stock”) and the authorized number of shares of Series C Preferred Stock shall be Fifty Million (50,000,000) shares.

(ii)	Rank. The Series C Preferred Stock shall, with respect to dividend distributions and distributions upon the voluntary or involuntary liquidation, winding up and dissolution of the Corporation, rank (a) senior to all classes of Common Stock of the Corporation and each other class of capital stock or series of preferred stock hereafter created which is not Senior Stock or Parity Stock (such other class or series being referred to herein as “Junior Stock”), (b) pari passu with any Parity Stock and (c) junior to any Senior Stock.
B.	Dividends.
(i)	Beginning on the Original Issue Date and ending on the fourth anniversary of the earlier to occur of (a) receipt by the Corporation of the FCC Approval and (b) October 31, 1999, the Holders shall be entitled to receive, whether or nor dividends are declared by the Board out of funds of the Corporation, cumulative preferential dividends from the Original Issue Date of the Series C Preferred Stock at an annual rate equal to 8.5% (the “Dividend Rate”) of the Liquidation Preference in effect from time to time and no more. During such period, dividends may be paid, at the Corporation’s option, in cash or by the issuance of additional shares of Series C Preferred Stock (including fractional shares) having an aggregate Liquidation Preference equal to the amount of such dividends. The issuance of such additional shares of Series C Preferred Stock will constitute “payment” of the related dividend for all purposes of the Certificate of Designations; provided, however, that, the Corporation shall pay the same form of dividends and in the same proportion (i.e., either cash or additional shares, as the case may be, at its sole discretion)

hereunder, to the extent it pays dividends, on each Dividend Payment Date on each of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

(ii)	Beginning on the first day after the fourth anniversary of the earlier to occur of (a) receipt by the Corporation of the FCC Approval and (b) October 31, 1999, the Holders shall be entitled to receive, when, as and if declared by the Board, but only out of funds legally available therefor, distributions in the form of cash dividends on each share of Series C Preferred Stock at an annual rate equal to 8.5% of the Liquidation Preference in effect from time to time and no more.

(iii)	All dividends shall be cumulative, whether or not declared, on a daily basis from the Original Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date commencing on June 30, 1999. Each dividend shall be payable with respect to Series C Preferred Stock held by Holders of record as they appear on the stock books of the Corporation on each Dividend Record Date. Dividends shall cease to accumulate in respect of shares of Series C Preferred Stock on the Redemption Date of such shares.

(iv)	Dividends payable under subsection (i) above on the Series C Preferred Stock will accrue whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid on the Dividend Payment Date for the period to which they relate.

(v)	If any dividend payable on any Dividend Payment Date under subsection (ii) above is not declared or paid in full in cash on such Dividend Payment Date then, to the extent of legally available funds therefor, the Liquidation Preference of each share shall be increased on such Dividend Payment Date by an amount (the “Accrued Dividend Amount”) equal to the product of (A) the amount payable as dividends on such share on such Dividend Payment Date that is not paid in cash divided by the total amount payable as dividends on such share on such Dividend Payment Date, and (B) one-quarter (or, if the Original Issue Date was less than 90 days prior to the applicable Dividend Payment Date, a fraction the numerator of which is the number of days elapsed from the Original Issue Date to the applicable Dividend Payment Date and the denominator of which is 360) of the Accrued Dividend Rate times the then Liquidation Preference. The amount of the dividend otherwise payable in cash that is so added to the Liquidation Preference shall be deemed for all purposes to have been paid in full in cash, shall not be deemed to be arrearages or in arrears and shall not accumulate. In the event that the Board of the Corporation determines that any portion of the Accrued Dividend Amount may not be so added to the Liquidation Preference because of the lack of legally available funds therefor (such portion, the “Default Dividends”), the Corporation shall give notice thereof to the Holders of record as of the applicable Dividend Payment Date within twenty (20) Business Days after such Dividend Payment Date and any portion of the Accrued Dividend Amount not so added to the Liquidation Preference because of the lack of legally available fords therefor shall be accumulated and payable in cash. Any Default Dividends shall thereafter accrue dividends at an annual rate equal to the Accrued Dividend Rate. Any such determination by the Board shall be final and binding on all Holders. Except as expressly stated above, no amounts shall accrue or be payable in respect of any dividend payment on the Series C Preferred Stock which may be in arrears.

(vi)	Dividends on account of arrears for any past Dividend Period (including without limitation any Default Dividends, but not including any Accrued Dividend Amounts) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of record on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board.

(vii)	So long as any shares of the Series C Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any Junior Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Stock, or any warrants, rights, calls or options exercisable for any Junior Stock or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than dividends, payments, purchases, acquisitions, redemptions, retirements or distributions in Junior Stock) and shall not permit any Subsidiary of the Corporation directly or indirectly to do any of the same in respect of such Junior Stock (other than dividends, payments, purchases, acquisitions, redemptions, retirements or distributions in Junior Stock) unless and until all accumulated and unpaid dividends on the Series C Preferred Stock have been paid in full, and the Corporation is not in default of any of its obligations under Section 1.D.

(viii)	Unless and until all dividend arrearages on the Series C Preferred Stock have been paid in full, all dividends declared by the Corporation upon shares of Series C Preferred Stock or Parity Stock shall be declared pro rata with respect to all shares of Series C Preferred Stock and Parity Stock then outstanding so that the amounts of any dividends declared per share on the Series C Preferred Stock and such Parity Stock bear the same ratio to each other at the time of declaration as all accrued and unpaid dividends on the Series C Preferred Stock and the Parity Stock bear to each other.

(ix)	The Corporation shall take all actions required or permitted under the DGCL to permit the payment of dividends on the Series C Preferred Stock, including, without limitation, through the revaluation of its assets in accordance with the DGCL, to make or keep funds legally available for the payment of dividends.

(x)	Dividends payable on the Series C Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.
C.	Liquidation Preference.
(i)	In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the then Liquidation Preference, for each share outstanding, plus an amount in cash equal to accumulated and unpaid dividends thereon (including without limitation Default Dividends) to the date fixed for liquidation, dissolution or winding up, and no more, before any payment shall be made or any assets distributed to the holders of any Junior Stock; provided, however, that the

Holders of the Series C Preferred Stock shall not be entitled to receive any amount upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation until the holders of any Senior Stock shell have received all amounts and distributions to which they are entitled thereupon. Except as provided in the preceding sentence, Holders of Series C Preferred Stock shall not be entitled to any distribution in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Series C Preferred Stock and any Parity Stock, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amounts which would be payable on such distribution if the amount to which the holders of outstanding shares of Series C Preferred Stock and any Parity Stock are entitled were paid in full.

(ii)	For the purposes of this Section 1.C, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more corporations shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
D.	Mandatory Redemption. The Corporation shall redeem on March 31, 2009 (the “Redemption Date”), from any source of funds legally available therefor, all outstanding shares of Series C Preferred Stock at a redemption price per share equal to the then Liquidation Preference per share (the “Mandatory Redemption Price”), plus an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for any partial Dividend Period). The Corporation will not be required to make sinking fund payments with respect to the Series C Preferred Stock. The Series C Preferred Stock shall not be redeemable at the option of the Corporation prior to the Redemption Date.

E.	Conversion.
(i)	Optional Conversion. Except as set forth in Section 1.E(iii) below, upon and following the earlier to occur of (a) receipt by the Corporation of the FCC Approval and (b) October 31, 1999 and until July 31, 2003, the Holder of each share of Series C Preferred Stock shall have the right, at the option of such Holder, to convert such shares into shares of

Common Stock, on and subject to the terms and conditions hereinafter set forth. Subject to the provisions for adjustment hereinafter set forth, each share of Series C Preferred Stock shall be convertible into such number (calculated as to each conversion to the nearest 1/100th of a share) of fully paid and nonassessable shares of Common Stock as is obtained by dividing (a) the sum of the then Liquidation Preference plus the amount of accumulated and unpaid dividends thereon, including the amount of any Default Dividends and any dividends accumulated thereon by (b) the Conversion Price, both as in effect at the date any share or shares of Series C Preferred Stock are surrendered for conversion. The Series C Preferred Stock shall not be convertible prior to the earlier to occur of (a) receipt by the Corporation of the FCC Approval and (b) October 31, 1999 or after July 31, 2003.

(ii)	Conversion Procedures.
(a) In order to exercise the conversion privilege, the Holder of any shares of Series C Preferred Stock to be converted in whole or in part shall surrender the certificate representing such shares of Series C Preferred Stock (the “Series C Preferred Stock Certificate”) at the office or agency then maintained by the Corporation for the transfer of the Series C Preferred Stock, and shall give written notice of conversion in the form provided on the Series C Preferred Stock Certificate (or such other notice which is acceptable to the Corporation) to the Corporation at such office or agency that the Holder elects to convert such shares of Series C Preferred Stock represented by the Series C Preferred Stock Certificate so surrendered or the portion thereof specified in said notice into shares of Common Stock. Such notice shall also state the name or names (with addresses) in which the certificate or certificates for shares of Common Stock which shall be issuable upon such conversion shall be issued, and shall be accompanied by transfer taxes, if required. Each Series C Preferred Stock Certificate surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as the registration of such Series C Preferred Stock Certificate, be duly endorsed by, or be accompanied by instruments of transfer in form satisfactory to the Corporation duly executed by, the Holder or such Holder’s duly authorized attorney.

(b) As promptly as practicable after the surrender of’ such Series C Preferred Stock Certificate and the receipt of such notice and funds, if any, as aforesaid, the Corporation shall issue and shall deliver at such office or agency to such Holder, or on his written order, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such shares of Series C Preferred Stock represented by the Series C Preferred Stock Certificate so surrendered or portion thereof in accordance with the provisions of this Section 1.E. In case less than all of the shares of Series C Preferred Stock represented by a Series C Preferred Stock Certificate surrendered for conversion are to be converted, the Corporation shall deliver to or upon the written order of the Holder of such Series C Preferred Stock Certificate a new Series C Preferred Stock Certificate representing the shares of Series C Preferred Stock not converted. If a Holder fails to notify the Corporation of the number of shares of Series C Preferred Stock which such Holder wishes to convert, such Holder shall be deemed to have elected to convert all shares represented by the certificate or certificates surrendered for conversion.
(c) Each conversion shall be deemed to have been effected on the date on which such Series C Preferred Stock Certificate shall have been surrendered and such notice shall have been received by the Corporation, as aforesaid, and the person in whose name any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder of record of the shares represented thereby; provided, however, that the person effecting any such surrender on any date when the stock books of the Corporation shall be closed shall constitute the person in whose name the certificates are to be issued as the record holder thereof for all purposes on the next, succeeding day on which such stock books are open, but such conversion shall be at the Conversion Price as in effect on the date upon which such Series C Preferred Stock Certificate shall have been surrendered.
(d) All shares of Series C Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease, except only the right of the Holders thereof, subject to the provisions of this Section 1.E, to receive shares of Common Stock in exchange therefor.
(e) No payments or adjustments in respect of dividends on shares of Series C Preferred Stock surrendered for conversion (except as expressly provided herein in the case of Default Dividends) or on account of any dividend on the Common Stock issued upon conversion shall be made upon the conversion of any shares of Series C Preferred Stock.
(iii)	Automatic Conversion. Upon and following the earlier to occur of (a) receipt by the Corporation of the FCC Approval and (b) October 31, 1999 and until the fourth anniversary of the earlier to occur of (a) and (b), upon the earlier to occur of (1) an Initial Public Offering, the public offering price of which is at least $35,000,000 in the aggregate and (2) the listing of the Common Stock on the New York Stock Exchange, Inc. or the American Stock Exchange, Inc. or the trading of the Common Stock on the Nasdaq National Market (“NASDAQ”), if the Market Price (as hereinafter defined) of the Common Stock shall on any day be at a level such that, if all the outstanding shares of Series C Preferred Stock were converted into the number of shares of Common Stock into which such Series C Preferred Stock is convertible pursuant to this Section 1.E, and such shares of Common Stock were then sold at the Market Price, the proceeds of such sale would exceed by at least 20% the amount determined by multiplying the number of outstanding shares of Series C Preferred Stock by the Conversion Price (which amount shall be subject to equitable adjustment wherever there shall occur a stock split, combination, reclassification or other similar event involving the Series C Preferred Stock), then all outstanding shares of Series C Preferred Stock shall be converted automatically into the number of shares of Common Stock into which such shares are convertible pursuant to this Section 1.E as of immediately prior to the occurrence of such event, without further action by the Holders and whether or not the certificates representing such shares are surrendered to the Corporation or its Transfer Agent for the Common Stock, provided that all declared and unpaid dividends on such shares of Series C Preferred Stock shall first have been paid in full. The “Market Price” of the Common Stock shall be the average of the reported last sales prices on an exchange or on NASDAQ for the Common Stock on each of the twenty (20) preceding Trading Days on which a reported sale of the

Common Stock took place. The Series C Preferred Stock shall not be automatically converted pursuant to this Section 1.E(iii) prior to the earlier to occur of (a) receipt by the Corporation of the FCC Approval and (b) October 31, 1999 or after the fourth anniversary of the earlier to occur of (a) and (b).
(iv)	Adjustment of Conversion Price. The Conversion Price at which a share of Series C Preferred Stock is convertible into Common Stock shall be subject to adjustment from time to time as follows:
(a) In case the Corporation shall pay or make a dividend or other distribution on its Common Stock exclusively in Common Stock or shall pay or make a dividend or other distribution on any other class or series of capital stock of the Corporation which includes Common Stock, the Conversion Price in effect at the close of business on the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of Fully-Diluted Shares represented by shares of Series C Preferred Stock and Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of Fully-Diluted Shares and the total number of shares of Common Stock included in such dividend or other distribution, such reduction to become effective immediately prior to the opening of business on the day following the date fixed for such determination. For the purposes of this subparagraph (i), the number of shares of Common Stock at any time shall not include shares held in the treasury of the Corporation, and the Corporation shall not pay any dividend or make any other distribution on shares of Common Stock held in the treasury of the Corporation.
(b) In case the Corporation shall pay or make a dividend or other distribution on its Common Stock consisting exclusively of, or shall otherwise issue to all holders of its Common Stock, securities convertible or exercisable into shares of Common Stock or rights or warrants entitling the holders thereof to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share of the Common Stock on the date fixed for the determination of stockholders entitled to receive such securities, rights or warrants, the Conversion Price in effect at the close of business on the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of Fully-Diluted Shares represented by shares of Series C Preferred Stock and Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock issuable upon conversion or exchange of such securities or so offered for subscription or purchase would purchase at such current market price and the denominator shall be the number of Fully-Diluted Shares represented by shares of Series C Preferred Stock and Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock issuable upon conversion or exchange of such securities or so offered for subscription or purchase, such reduction to become effective immediately prior to the opening of business on the day following the date fixed for such determination. For the purposes of this subparagraph (b), the number of Fully-Diluted Shares at any time shall not include shares held in the treasury of the Corporation. The Corporation shall not issue any such securities, rights or warrants in respect of shares of Common Stock held in the treasury of the Corporation. For purposes of this subparagraph (b), the issuance of rights or warrants to subscribe for or purchase stock or securities convertible or exchangeable into shares of Common Stock shall be deemed to be the issuance of rights or warrants to purchase the shares of Common Stock into which such stock or securities are convertible or exercisable at an aggregate offering price equal to the aggregate offering price of such stock or securities plus the minimum aggregate amount (if any) payable upon conversion of such stock or securities into Common Stock. In case any securities or rights or warrants referred to in this subparagraph (b) in respect of which an adjustment shall have been made shall expire unexercised within forty-five (45) days after the same shall have been distributed or issued by the Corporation, the Conversion Price shall be readjusted at the time of such expiration to the Conversion Price that would have been in effect if no adjustment had been made on account of the distribution or issuance of such expired rights or warrants.

(c) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the close of business on the day upon which such subdivision becomes effective shall be proportionately reduced, and conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the close of business on the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately prior to the opening of business on the day following the day upon which such subdivision or combination becomes effective.
(d) In case the Corporation shall, by dividend or otherwise, distribute to all holders of record of its Common Stock evidences of its indebtedness, shares of any class or series of capital stock, cash or assets (including securities, but excluding any securities, rights or warrants referred to in subparagraph (b) of this Section 1.E(iv), any dividend or distribution paid exclusively in cash and any dividend or distribution referred to in subparagraph (a)) of this Section 1.E(iv)), the Conversion Price shall be reduced so that such price shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this subparagraph (d) by a fraction of which the numerator shall be the current market price per share (determined as provided in subparagraph (g) of this Section 1.E(iv)) of the Common Stock on the Reference Date less the fair market value (as determined in good faith by the Board, whose good faith determination shall be conclusive and described in a resolution of the Board), on the Reference Date, of such number or amount of the evidences of indebtedness, shares of capital stock, cash and assets that is so distributed to a holder of one share of Common Stock and the denominator shall be such current market price per share of the Common Stock, such reduction to become effective on the later to occur of (x) immediately prior to the opening of business on the day following the Reference Dare and (y) the time at which such dividend or other distribution is unconditionally declared by the Board of the Corporation. For purposes of this subparagraph (d), any dividend or distribution that includes (but is not limited to) shares of Common Stock, securities convertible or exchangeable into shares of

Common Stock or rights or warrants to subscribe for or purchase shares of Common Stock shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, cash, assets or shares of capital stock other than such shares of Common Stock, such securities convertible or exchangeable into shares of Common Stock or such rights or warrants (so that any Conversion Price reduction required by this subparagraph (d) is made) immediately followed by (2) a dividend or distribution of such shares of Common Stock, such securities convertible or exchangeable into shares of Common Stock or such rights or warrants (so that there is made any further Conversion. Price reduction required by subparagraph (a) or (b) of this Section 1.E(iv), except (A) the Reference Date of such dividend or distribution shall be substituted as “the date fixed for the determination of stockholders entitled to receive such securities, rights or warrants” and “the date fixed for such determination” within the meaning of subparagraphs (a) and (b) of this Section 1.E(iv) and (B) any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding at the close of business on the date fixed for such determination” within the meaning of subparagraph (a) of this Section 1.E(iv)). In case any dividend or other distribution referred to in this subparagraph (d) in respect of which an adjustment shall have been made shall not be paid or otherwise distributed on the date fixed therefor (as determined in good faith by the Board of the Corporation whose good faith determination shall be conclusive), the Conversion Price shall be readjusted to the Conversion Price that would have been in effect if no adjustment had been made on account of such dividend or other distribution. In the event that any shares of Series C Preferred Stock shall be converted on or after the time at which any adjustment to the Conversion Price becomes effective pursuant to this subparagraph (d) in respect of any dividend or other distribution, no portion of such dividend or other distribution shall be paid or distributed (and if so paid or distributed shall not be retained by any person) in respect of any shares of Common Stock issued upon conversion thereof, notwithstanding that the date fixed for the determination of stockholders entitled to receive such dividend or other distribution may occur on or after the date such adjustment becomes effective.
(e) In case the Corporation shall pay or make a dividend or other distribution to holders of record of its

Common Stock exclusively in cash, the Conversion Price shall be reduced so that such price shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this subparagraph (e) by a fraction of which the numerator shall be the current market price per share (determined as provided in subparagraph (g) of this Section 1.E(iv)) of the Common Stock on the Reference Date less the amount of cash so distributed applicable to one share of Common Stock and the denominator shall be such current market price per share of the Common Stock, such reduction to become effective on the later to occur of (x) immediately prior to the opening of business on the day following the Reference Date and (y) the time at which such dividend or other distribution is unconditionally declared by the Board of the Corporation. In case any dividend or other distribution referred to in this subparagraph (e) in respect of which an adjustment shall have been made shall not be paid or otherwise distributed on the date fixed therefor (as determined in good faith by the Board of the Corporation whose good faith determination shall be conclusive), the Conversion Price shall be readjusted to the Conversion Price that would have been in effect if no adjustment had been made on account of such dividend or other distribution. In the event that any shares of Series C Preferred Stock shall be converted on or after the time at which any adjustment to the Conversion Price becomes effective pursuant to this subparagraph in respect of any dividend or other distribution, no portion of such dividend or other distribution shall be paid or distributed (and if so paid or distributed shall not be retained by any person) in respect of any shares of Common Stock issued upon conversion thereof, notwithstanding that the date fixed for the determination of stockholders entitled to receive such dividend or other distribution may occur on or after the date such adjustment becomes effective.
(f) If any Fundamental Change shall occur, then, as a condition of such Fundamental Change, lawful and adequate provisions shall be made whereby each Holder of a share or shares of Series C Preferred Stock shall have the right to receive, upon the basis and upon the terms and conditions specified herein, in lieu of the shares of Common Stock of the Corporation immediately theretofore receivable upon the conversion of such share or shares of Series C Preferred Stock such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for such number and class of shares of Common Stock issuable upon conversion of the Series C Preferred Stock immediately prior to the occurrence of the Fundamental Change. In the case of any Fundamental Change, appropriate provision shall be made with respect to the rights and interests of the Holders to the end that the provisions hereof (including without limitation provisions for adjustment of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of any conversion rights hereunder.
(g) For the purpose of any computation under subparagraphs (b), (d) and (e), the current market price per share of Common Stock on any date in question shall be deemed to be the average of the daily Closing Prices for the five (5) consecutive Trading Days prior to and including the date in question; provided, however, that (1) if the “ex” date (as hereinafter defined) for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Price pursuant to subparagraph (a), (b), (c), (d), (e) or (f) above (“Other Event”) occurs after the fifth Trading Day prior to the day in question and prior to the “ex” date for the issuance or distribution requiring such computation (the “Current Event”), the Closing Price for each Trading Day prior to the “ex” rime for such Other Event shall be adjusted by multiplying such Closing Price by the same fraction by which the Conversion Price is so required to be adjusted as a result of such Other Event, (2) if the “ex” date for any Other Event occurs after the “ex” date for the Current Event and on or prior to the date in question, the Closing Price for each Trading Day on and after the “ex” date for such Other Event shall be adjusted by multiplying such Closing Price by the reciprocal of the fraction by which the Conversion Price is so required to be adjusted as a result of such Other Event, (3) if the “ex” date for any Other Event occurs on the “ex” date for the Current Event, one of those events shall be deemed for purposes of determining which of clauses (1) and (2) of this proviso to apply to have an “ex” date occurring prior to the “ex” date for the other event but in applying such clause the actual “ex” date of the other event shall be utilized, and (4) if the “ex” date for the Current Event is on or prior to the date in question, the Closing Price for each Trading Day on or after such “ex” date shall be adjusted after taking into account any adjustment required pursuant to clause (2) of this proviso, by adding thereto the amount of any cash and the fair market value on the date in question (as determined in good faith by the Board in a manner consistent with any determination of such value for purposes of paragraph (d) or (e) of this Section 1.E(iv), whose determination shall be conclusive and described in a resolution of the Board) of such number or amount of the securities, rights, warrants, evidences of indebtedness, shares of capital stock or assets being distributed to a holder of one share of Common Stock. For purposes of this subparagraph, the term “ex” date, (1) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the Closing Price was obtained without the right to receive such issuance or distribution, and (2) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective.
(h) In case a tender or exchange offer made by the Corporation or any Subsidiary of the Corporation for all or any portion of the Corporation’s Common Stock shall expire and result in the acquisition by the Corporation of shares of Common Stock pursuant thereto and such tender or exchange offer shall involve the payment by the Corporation or such Subsidiary of consideration per share of Common Stock having a fair market value (as determined in good faith by the Board, whose good faith determination shall be conclusive and described in a resolution of the Board) at the last time (the “Expiration Time”) tenders or exchanges may be made pursuant to such tender or exchange offer (as it shall have been amended) that exceeds the current market price per share of the Common Stock on the Trading Day next succeeding the Expiration Time, the Conversion Price shall be reduced so that such price shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this subparagraph (h) by a fraction of which the numerator shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at the Expiration Time multiplied by the current market price per share of the Common Stock on the Trading Day next succeeding the Expiration Time and the denominator shall be the sum of (x) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders as a result of the Corporation’s or Subsidiary’s acceptance (up to any maximum specified in the terms of the tender or exchange offer) of shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares so accepted, up to any such maximum, being referred to as the “Purchased Shares”) and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at the Expiration Time and the current market price per share of the Common Stock on the Trading Day next succeeding the Expiration Tune, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time. For the purpose of any computation under this subparagraph (h) of this Section 1.E(iv), the current market price per share of Common Stock on any date in question shall be deemed to be the average of the daily Closing Prices for such date in question and the next two (2) succeeding Trading Days; provided, however, that if the “ex” date for any Other Event occurs after the Expiration Time for the tender or exchange offer requiring such computation and on or prior to the second Trading Day following the date in question, the Closing Price for each Trading Day on and after the “ex” date for such other event shall be adjusted by multiplying such Closing Price by the reciprocal of the fraction by which the Conversion Price is so required to be adjusted as a result of such other event.
(v)	Conversion Price Adjustment Deferred. Notwithstanding the foregoing provisions of this Section 1.E, (a) no adjustment in the number of shares of Common Stock into which any share of Series C Preferred Stock is convertible shall be required unless such adjustment would require an increase or decrease in such number of shares of at least 1% and (b) no adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease in the Conversion Price of at least $.01 per share; provided, however, that any adjustments which by reason of this paragraph (v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 1.E shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

(vi)	Adjustment Report. Whenever any adjustment is required in the Conversion Price or the shares into which any share of Series C Preferred Stock is convertible, the Corporation shall forthwith (a) file with each office or agency then maintained by the Corporation for the transfer of the Series C Preferred Stock a statement describing in reasonable detail the adjustment and the method of calculation used and (b) cause a notice of such adjustment, setting forth the adjusted Conversion Price and the calculation thereof to be mailed to the Holders of record of shares of Series C Preferred Stock at their respective addresses as shown on the stock books of the Corporation. The certificate of any independent firm of public accountants of recognized standing selected by the Board certifying to the Board the correctness of my computation under this Section 1.E shall be evidence of the correctness of such computation.
(vii)	Notice of Certain Events. In the event that:
(a) the Corporation shall take action to make any distribution to the holders of its Common Stock;
(b) the Corporation shall take action to offer for subscription pro rata to the holders of its Common Stock any securities of any kind;
(c) the Corporation shall take action to accomplish any capital reorganization, reclassification of the capital stock of the Corporation (other than a subdivision, split or combination of its Common Stock), consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or sale or transfer of all or substantially all of the assets of the Corporation; or
(d) the Corporation shall take any action to accomplish a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;
then the Corporation shall (A) in case of any such distribution or subscription rights, at least twenty (20) days prior to the date or expected date on which the stock books of the Corporation shall close or a record shall be taken for the determination of holders entitled to such distribution or subscription rights, and (B) in the case of any such reorganization, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up, at least twenty (20) days prior to the date or expected date when the same shall be consummated, cause written notice thereof to be mailed to each Holder of shares of Series C Preferred Stock at his address as shown on the stock books of the Corporation. Such notice in accordance with the foregoing clause (A) shall also specify, in the case of any such distribution or subscription rights, the date or expected date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (B) shall also specify the date or expected date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up, as the case may be.
(viii)	Common Stock. For the purposes of this Section 1.E, the term “Common Stock” shall mean (a) the Common Stock or (b) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value or from no par value to par value, or from par value to no par value. In the event that at any time as a result of an adjustment made pursuant to the provisions of Section 1.E(iv), the Holder of any share of Series C Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of Common Stock, thereafter the number of such other shares so receivable upon conversion of any share of Series C Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Section 1.E(iv), and the other provisions of this Section 1.E with respect to the Common Stock shall apply on like terms to any such other shares.

(ix)	Fractional Shares. The Corporation shall not be required to issue fractional shares of Common Stock upon the conversion of any Series C Preferred Stock. If more than one share of Series C Preferred Stock shall be surrendered for conversion at one time by the same Holder, the number of full shares of Common Stock isolable upon conversion thereof shall be computed on the basis of the aggregate number of shares so surrendered. If any fractional interest in a share of Common Stock would be deliverable upon the conversion of any shares of Series C Preferred Stock, the Corporation may pay, in lieu thereof, in cash the Closing Price thereof as of the Business Day immediately preceding the date of such conversion.

(x)	Reservation of Shares. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued stock, for the purpose of effecting the conversion or redemption of the shares of Series C Preferred Stock, such number of its duly authorized shares of Common Stock (or treasury shares as provided below) as shall from time to time be sufficient for the conversion of all outstanding shares of Series C Preferred Stock into Common Stock at any time. The Corporation shall, from time to time and in accordance with the DGCL, cause the authorized number of shares of Common Stock to be increased if the aggregate of the number of authorized shares of Common Stock remaining unissued and the issued shares of such Common Stock reserved for issuance in any other connection shall not be sufficient for the conversion of all outstanding shares of Series C Preferred Stock into Common Stock at any time.

(xi)	Additional Conversion Price Adjustments. The Corporation may make such reductions in the Conversion Price, in addition to those required by Section 1.E(iv), as it considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. The Corporation from time to time may reduce the Conversion Price by any amount for any period of time if the period is at least twenty (20) days, the reduction is irrevocable during the period and the Board of the Corporation shall have made a determination that such reduction would be in the best interest of the Corporation, which determination shall be conclusive. Whenever the Conversion Price is reduced pursuant to the preceding sentence, the Corporation shall mail to Holders of record of the Series C Preferred Stock a notice of the reduction at least fifteen (15) days prior to the date the reduced Conversion Price takes effect, and such notice shall state the reduced Conversion Price and the period it will be in effect
2. Voting Rights.
A.	For so long as any shares of the Series C Preferred Stock are outstanding, each share of Series C Preferred Stock shall entitle the Holder thereof to notice of and to vote, in person or by proxy, at any special or annual meeting of stockholders, on all matters entitled to be voted on by holders of Common Stock and any other series or class of Voting Stock (as defined in Section 2.B) voting together as a single class with all other shares entitled to vote thereon. With respect to any such vote, each share of Series C Preferred Stock shall entitle the Holder thereof to cast that number of votes per share as is equal to the number of votes that such Holder would be entitled to cast had such Holder converted its shares of Series C Preferred Stock into shares of Common Stock as of the record date for determining the stockholders of the Corporation eligible to vote on any such matters (regardless of whether such shares of Series C Preferred Stock are actually then convertible).

B.	The term “Voting Stock” means any class or classes of capital stock, or securities convertible into or exchangeable for any class of capital stock, of the Corporation pursuant to which the holders thereof have the general power under ordinary circumstances to vote with respect to the election of at least a majority of the Board, irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.

C.	In any case in which the Holders of Series C Preferred Stock shall be entitled to vote as a separate class pursuant to this Section 2 or pursuant to Delaware law, each Holder of Series C Preferred Stock shall be entitled to one vote for each share of Series C Preferred Stock then held.
3. Tag-along Rights.
A.	Tag-along Buyer. In the event that a stockholder or a group of stockholders proposes (such party or parties referred to herein as the “Tag-along Proposing Party”) to sell any shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock owned by it (such shares referred to herein as the “Proposed Shares”) in one transaction (a “Covered Transaction”) such that following such sale shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock representing more than 35% of the then Fully-Diluted Shares will have been sold to one holder or group of related holders, then the Tag-along Proposing Party shall first give written notice (the “Tag-along Notice”) to each holder of shares of Series C Preferred Stock (for purposes of this Section 3, the “Tag-along Parties”), stating that the Tag-along Proposing Party desires to make such sale, referring to Section 3, specifying the number of Fully-Diluted Shares represented by the shares proposed to be sold and specifying the per share price (the “Tag-along Price”), and the material terms pursuant to which such sale is proposed to be made (together with the Tag-along Price, the “Tag-along Terms”). Notwithstanding the foregoing, the provisions of this Section 3 shall not apply to any transfer by the Tag-along Proposing Party to any Affiliate of the Tag-along Proposing Party that agrees to be bound by the terms of this Agreement.

B.	Exercise of Tag-along Option.

(i)	Option. Upon receipt of the Tag-along Notice, each Tag-along Party shall have the option for five Business Days following receipt of the Tag-along Notice to participate in the Covered Transaction with respect to a number of shares (the “Tag-along Shares”) of Series C Preferred Stock held by it equal to the product of (1) the quotient of (A) the aggregate number of Fully-Diluted Shares represented by the shares to be sold by the Tag-along Proposing Party in the Covered Transaction divided by (B) the aggregate number of Fully-Diluted Shares represented by the shares then owned by the Tag-along Proposing Party and (2) the number of Fully-Diluted Shares represented by the shares then owned by such Tag-along Party, for at least 90% of the Tag-along Price and otherwise on the same Tag-along Terms; provided, however, that in the event that the consideration for the Proposed Shares consists in whole or in part of securities, then no Tag-along Party or any other person shall be entitled to any rights under this Section 3 unless the Proposed Transferee is reasonably satisfied that such Tag-along Party or other person is an Accredited Investor.

(ii)	Failure to Exercise Option. If the Tag-along Notice shall be duly given and if a Tag-along Party shall not exercise its option to sell shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, in the Covered Transaction, then the Tag-along Proposing Party shall be free, for a period of thirty days from the fifth Business Day following receipt of the Tag-along Notice, to sell the Proposed Shares (together with any Tag-along Shares) to any Proposed Transferee, as long as all of the Proposed Shares are sold at a price equal to or less than 100% of the Tag-along Price and on all other material teens not less favorable, in the aggregate, to the Proposed Transferee than the Tag-along Terms.

(iii)	Sale Agreement. Each Tag-along Party electing to sell Tag-along Shares (a “Tag-along Seller”) agrees to cooperate in consummating such a sale, including without limitation by becoming a party to the sales agreement and all other appropriate related agreements, delivering at the consummation of such sale, stock certificates and other instruments for such Series C Preferred Stock, duly endorsed for transfer, free and clear of all liens and encumbrances, and voting or consenting in favor of such transaction (to the extent a vote or consent is required) and taking any other necessary or appropriate action in furtherance thereof, including without limitation the execution and delivery of any other appropriate agreements, certificates, instruments and other documents. The foregoing notwithstanding, in connection with such sale, a Tag-along Seller shall not be required to make any representations and warranties with respect to the Company or the Company’s business or with respect to any other seller. In addition, each. Tag-along Seller shall be severally responsible for its proportionate share of the expenses of sale incurred by the sellers in connection with such sale and the customary obligations and liabilities incurred by the sellers in connection with such sale. The foregoing notwithstanding, (1) without the written consent of a Tag-along Seller, the amount of such obligations and liabilities for which such Tag-along Seller shall be responsible shall not exceed the gross proceeds hived by such Tag-along Seller in such sale and (2) a Tag-along Seller shall not be responsible for the fraud of any other seller or for any indemnification obligations and liabilities for breaches of representations and warranties made by any other seller with respect to the Tag-along Proposing Party’s or such other seller’s (a) ownership of and title to shares of capital stock of the Company, (b) organization, (c) authority and (d) conflicts and consents.

(iv)	Proposed Transferee. “Proposed Transferee” means a person or group (as defined in Section 13(d)(3) of the 1934 Act), other than any Tag-along Parties or their Affiliates (whether any such Affiliate is such prior to or upon consummation of such transfer, but not solely by virtue of becoming a party to this Agreement), to whom shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock are proposed to be transferred pursuant to the terms of this Section 3.

(v)	No Liability. Notwithstanding any other provision contained in this Section 3, there shall be no liability on the part of the Company or the Tag-along Proposing Party in the event that the sale pursuant to this Section 3 is not consummated for any reason whatsoever. The decision whether to effect a sale pursuant to this Section 3 shall be in the sole and absolute discretion of the Tag-along Proposing Party.
4. Proxies, Voting Agreements, etc. Except for the Stockholders’ Agreement and for proxy solicitations by the Board of Directors of the Corporation, no Holder shall deposit into a voting trust or grant any proxies or powers of attorney or enter into a voting agreement with respect to any shares of Series C Preferred Stock.
5. Reissuance of Series C Preferred Stock. Shares of Series C Preferred Stock that have been issued and reacquired in any manner, including shares surrendered to the Corporation upon conversion, and shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of preferred stock undesignated as to series and may not be re-designated and reissued as part of any series of preferred stock.
6. Business Day. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.
7. Headings of Sections. The headings of the various Sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
8. Severability of Provisions. If any right, preference or limitation of the Series C Preferred Stock set forth in this Certificate of Designations (as such Certificate may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designations (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.
9. Notice. All notices and other communications provided for or permitted to be given to the Corporation hereunder shall be made by hand delivery, next day air courier or certified first-class mail to the Corporation at its principal executive offices at 1601 Dry Creek Drive, Suite 260 Longmont, Colorado 80503, Attention: Secretary.
10. Amendments. This Appendix I may be amended by the Corporation without notice to or the consent of any Holder to cure any ambiguity, defect or inconsistency provided that any such amendment does not adversely affect the rights of any Holder, this Appendix I, may otherwise be amended by the Corporation with the vote or written consent of holders representing a majority of the outstanding shares of Series C Preferred Stock provided that any such amendment does not adversely affect the rights of any Holder; and this Certificate of Designations may otherwise be amended by the Corporation with the vote or written consent of holders representing at least 80% of the outstanding shares of Series C Preferred Stock.
          The Corporation will, so long as any shares of Series C Preferred Stock are outstanding, maintain an office or agency where such shares may be presented for registration or transfer and where such shares may be presented for conversion and redemption.

11. Definitions. As used in this Appendix I of the Amended and Restated Certificate of Incorporation of the Company, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:
(i)	“Accrued Dividend Amount” has the meaning set forth in Appendix I, Section 1.B(v).

(ii)	“Accrued Dividend Rate” means an annual rate equal to 8.5%.

(iii)	“Conversion Price” means $3.50, as adjusted pursuant to Appendix I, Section 1.E.

(iv)	“Default Dividends” has the meaning set forth in Appendix I, Section 1.B(v).

(v)	“Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year.

(vi)	“Dividend Period” means the Initial Dividend Period and, thereafter, each Quarterly Dividend Period.

(vii)	“Dividend Rate” has the meaning set forth in Appendix I, Section 1.B(i).

(viii)	“Dividend Record Date” means a day fifteen (15) days preceding the Dividend Payment Date.

(ix)	“Fundamental Change” means, with respect to the Corporation, the occurrence of any transaction to which the Corporation is a party (including without limitation any recapitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), any consolidation of the Corporation with, or merger of the Corporation into, any other person, any merger of another person into the Corporation (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation) or any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange) pursuant to which all Common Stock is converted into the right to receive other securities, cash or other property.

(x)	“Holder” means a record holder of shares of Series C Preferred Stock.

(xi)	“Independent Director” means a director of the Corporation who (apart from such directorship) (i) is not a current or former officer or employee of the Corporation or any Affiliate of the Corporation, (ii) is not a current or former director, officer or employee of any Holder or any Affiliate of such Holder, (iii) did not in either of the last two completed calendar years receive, and is not an officer, director, employee, stockholder holding more than 10% of the voting interest of, partner or Affiliate of any entity that in either of such entity’s two most recent fiscal years received, more than 10% of such person or entity’s total income from either the Corporation or the party designating such director for election to the Board.

(xii)	“Initial Dividend Period” means the dividend period commencing on the Original Issue Date and ending on the second Dividend Payment Date to occur thereafter.

(xiii)	“Junior Stock” has the meaning set forth in Appendix I, Section 1.A(ii)(a).

(xiv)	“Liquidation Preference” means, initially, $3.50 per share of Series C Preferred Stock subject to increase as provided under Appendix I, Section 1.C hereof and, thereafter if so increased, means the Liquidation Preference as so increased.

(xv)	“Original Issue Date” means the date upon which the Series C Preferred Stock is originally issued by the Corporation.

(xvi)	“Parity Stock” means any class or series of stock, the terms of which provide that it is entitled to participate pari passu with the Series C Preferred Stock with respect to any dividend or distribution or upon liquidation, dissolution or winding-up of the Corporation.

(xvii)	“Proposed Shares” shall have the meaning specified in Appendix I, Section 3.A.

(xviii)	“Proposed Transferee” shall have the meaning specified in Appendix I, Section 3.B(iv).

(xix)	“Quarterly Dividend Period” means the quarterly period commencing on each March 31, June 30, September 30 and December 31 and ending on each Dividend Payment Date, respectively.

(xx)	“Redemption Date” has the meaning set forth in Appendix I, Section 1.D.

(xxi)	“Reference Date” means, with respect to any dividend or other distribution, the Trading Day prior to the date on which the Common Stock first trades in its principal market with a Closing Price that reflects the absence of a right to receive such dividend or other distribution.

(xxii)	“Series C Preferred Stock Certificate” has the meaning set forth in Appendix I, Section 1.E(ii).

(xxiii)	“Tag-along Notice” shall have the meaning specified in Appendix I, Section 3.A.

(xxiv)	“Tag-along Parties” shall have the meaning specified in Appendix I, Section 3.A.

(xxv)	“Tag-along Price” shall have the meaning specified in Appendix I, Section 3.A.

(xxvi)	“Tag-along Proposing Party” shall have the meaning specified in Appendix I, Section 3.A.

(xxvii)	“Tag-along Seller” shall have the meaning specified in Appendix I, Section 3.B(iii).

(xxviii)	“Tag-along Shares” shall have the meaning specified in Appendix I, Section 3.B(i).

(xxix)	“Tag-along Terms” shall have the meaning specified in Appendix I, Section 3.A.

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